Exhibit 7.1

                                IRREVOCABLE PROXY

                      ADVANCED TECHNOLOGY INDUSTRIES, INC.

Certificate Nos.                 Number of Shares                Class
1565 (2,500,000 shares) and         3,500,000            $.0001 par value common
1566 (1,000,000 shares)

         This proxy is made pursuant to an Agreement to Purchase Stock ("Agreement") entered into on August 23, 2000 by and between Advanced Technology Industries, Inc., a Delaware corporation, ("ATI") and Adrian Joseph as the Trustee of the Adrian Joseph Separate Property Revocable Living Trust dated June 30, 1998 and Dianna Joseph as the Trustee of the Dianna Joseph Separate Property Revocable Living Trust dated June 30, 1998 (hereinafter collectively referred to as "Joseph") whereby Joseph purchased 3,500,000 shares of the $.0001 per value common stock of ATI in consideration for the transfer by Joseph to ATI of 3,500,000 shares of the $.0001 par value common stock of Nurescell, Inc.

         Joseph acknowledges that Joseph offered to give this proxy as an inducement to ATI to enter into the Agreement and that said proxy was not solicited or requested by ATI but that ATI would not have entered into the Agreement without Joseph agreeing to execute this proxy and that the same was a material part of the consideration received by ATI. Joseph further acknowledges that the circumstances under which this proxy was offered and accepted cause this proxy to be coupled with an interest as that term is used in Section 212(e) of the Delaware Corporation Law.

         This proxy shall be irrevocable for a period of six years. The proxy holder and attorney in fact hereunder shall be Mr. Kurt Seifman or his designee ("Proxy Holder"). Mr. Seifman (and any successor Proxy Holder) shall have full power of substitution and may designate another holder of this proxy in writing during his lifetime or may make such designation in a writing to be effective upon his death or incapacity.

         During the term of this proxy the Proxy Holder shall have the exclusive right to determine the manner in which the shares are to be voted and to vote the shares or give written consent, in person or by proxy, at all meetings of the shareholders of ATI, and in all proceedings in which the vote or written consent of shareholders may be required or authorized by law.
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         This proxy shall be governed by and construed under the laws of the
State of Delaware

        Shareholders

        Dated: 11/15/00                    /s/ Adrian Joseph
                                           -------------------------------------
                                           Adrian Joseph as Trustee of
                                           the Adrian Joseph Separate
                                           Property Revocable Living
                                           Trust dated June 30, 1998.

        Dated: 11-15-00                    /s/ Dianna Joseph
                                           -------------------------------------
                                           Dianna Joseph as Trustee of
                                           the Dianna Joseph Separate
                                           Property Revocable Living
                                           Trust dated June 30, 1998.

        Proxy Holder

        Dated: 1/11/01                     /s/ Kurt Seifman
                                           -------------------------------------
                                           Kurt Seifman